Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-Off and Delinquency Metrics
As of and for the month ended October 31, 2019

	Loans Held for Investment		Net Charge-Offs		30+ Day Performing Delinquencies		Nonperforming Loans
(Dollars in millions, except as noted)	Average	Period-End	Amount	Rate(1)	Amount	Rate(2)	Amount	Rate(3)
Credit Card:(4)(5)
Domestic	$109,320	$113,364	$360	3.95%	$4,301	3.79%	N/A	N/A
Consumer Banking:
Auto	59,526	59,764	94	1.89	3,995	6.68	$431	0.72%
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(1)
Net charge-off rate is calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category. Net charge-offs and the net charge-off rate are impacted periodically by fluctuations in recoveries, including impacts of debt sales.

(2)	30+ day performing delinquency rate is calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.

(3)	Nonperforming loan rate is calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.

(4)
Period-end loans held for investment and average loans held for investment include billed finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(5)
On October 11, 2019, we completed the acquisition of the existing portfolio of Walmart’s cobrand and private label credit card receivables, which added approximately $8.1 billion to our domestic credit card loans held for investment portfolio as of the acquisition date. This acquisition reduced our October domestic credit card net charge-off rate by 21 basis points and reduced our 30+ performing delinquency rate by 8 basis points as of October 31, 2019. The reduction in our 30+ performing delinquency rate was a result of our existing accounting policy to not classify purchased credit impaired ("PCI") loans as delinquent and the impact of PCI loans on this metric being most pronounced immediately after an acquisition.